Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 02:50 PM 08/20/2018 FILED 02:50 PM 08/20/2018 SR 20186256159 - File Number 7024092

CERTIFICATE OF INCORPORATION

OF

Lupa Bio, Inc.

FIRST:	The name of this corporation shall be: Lupa Bio, Inc.

SECOND:

Its registered office in the State of Delaware is to be located at:

251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808-1674, and its registered agent at such address is: Corporation Service Company.

THIRD:

The purpose or purposes of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of stock which this corporation is authorized to issue is: Ten Million (10,000,000) shares of Common Stock, par value $0.0001 per share.

FIFTH:	The name and mailing address of the sole incorporator is as follows:

	NAME MAILING ADDRESS	Alexander Martinez 320 Acacia Ave Apt G Carlsbad, CA 92008 USA

SIXTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

SEVENTH:	Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EIGHTH:	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve

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intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Article EIGHTH shall adversely affect the rights and protection afforded to a director of the corporation under this Article EIGHTH for acts or omissions occurring prior to such amendment, modification or repeal.

NINTH:	The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

TENTH:	Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this Certificate of Incorporation this August 17, 2018.

Alexander Martinez

Incorporator

August 17, 2018

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State of Delaware Secretary of State Division of Corporations Delivered 04:28 PM 09/23/2019 FILED 04:28 PM 09/23/2019 SR 20197175202 - File Number 7024092

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

LUPA BIO, INC.

LUPA BIO, INC. (hereinafter called the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:	That by unanimous written consent of the Board of Directors of the Company, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted (i) proposing certain amendments to the Company’s Certificate of Incorporation (ii) declaring such amendments to be advisable and in the best interests of the Company, and (iii) directing that such amendments be submitted to the stockholders of the Company for approval thereby. The resolutions setting forth the amendments and directing that such amendments be submitted to the stockholders are as follows:

	RESOLVED:	That the Certificate of Incorporation of the Company be amended by changing the sentence that sets out the total number of authorized shares and par value in the Article numbered “FOURTH” so that, as amended, such sentence be and read as follows:

“The total number of shares of stock which this corporation is authorized to issue is: Twelve Million (12,000,000) shares of Common Stock, par value $0.0001 per share.”

	RESOLVED:	That the foregoing amendment is hereby recommended to the stockholders of the Company (the “Stockholders”) as being advisable and in the best interests of the Company and its Stockholders.

	RESOLVED:	That the amendment to the Company’s Certificate of Incorporation, as described in the foregoing resolutions, be submitted to the Stockholders of the Company entitled to vote thereon for its approval in compliance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

SECOND:	That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware and has been consented to in writing by the stockholders of the Company in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 20 day of September, 2019.

Jason D Ferrone

President

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LUPA BIO, INC.”, CHANGING ITS NAME FROM “LUPA BIO, INC .” TO “INTRINSIC MEDICINE, INC.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF AUGUST, A.D. 2020, AT 1:06 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
7024092 8100 SR# 20206709289	Authentication: 203461574 Date: 08-13-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:	That at a meeting of the Board of Directors of Lupa Bio, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“The name of this corporation shall be: Intrinsic Medicine, Inc.”

SECOND:	That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of August, 2020.

Jason D Ferrone

President

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CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

INTRINSIC MEDICINE, INC.

Intrinsic Medicine, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The name of the Corporation is Intrinsic Medicine, Inc.

2. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 20, 2018 under the name Lupa Bio, Inc. (as previously amended, the “Certificate of Incorporation”)

3. The Certificate of Incorporation is hereby amended as follows:

The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following at the end of such paragraph:

“Effective at the time this Certificate of Amendment to the Certificate of Incorporation is filed with and accepted by the Secretary of State of the State of Delaware, each outstanding share of Common Stock shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be converted into thirty-five hundredths of a share of Common Stock, without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a certificate-by-certificate basis.”

4. This Certificate of Amendment to the Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law.

5. This Certificate of Amendment to the Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law by the stockholders of the Corporation.

IN WITNESS WHEREOF, Intrinsic Medicine, Inc. has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer this 26th day of April, 2022.

Intrinsic Medicine, Inc.

/s/ Alexander Martinez
Alexander Martinez
Chief Executive Officer